Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-49305 and No. 333-162747) of Humana Inc. of our report dated June 23, 2010 relating to the financial statements and supplemental schedule of the Humana Puerto Rico 1165(e) Retirement Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Louisville, Kentucky

June 23, 2010